INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC. 401(K) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (as amended and restated June 1, 2009) (the “Plan”) is hereby amended as follows:

1.	Effective January 1, 2011, by replacing the definition of “Eligible Employee” in Article I of the Plan with the following:

Eligible Employee – An “Eligible Employee” means each regular full-time Employee or part-time Employee scheduled to work at least 1,000 hours a year who is at least 18 years of age and who is actively employed by the Employer other than as a student, intern, or temporary employee as defined by the payroll practices of the Employer; provided, however, that a part-time Employee scheduled to work less than 1,000 hours a year who completes more than 1,000 hours of service within a twelve-month period beginning on the Employee’s employment date or in any subsequent Plan Year shall be an Eligible Employee.  Notwithstanding the foregoing, an Employee of an Employer shall not be an Eligible Employee during any time when such Employee is 1) eligible to participate in a retirement plan which is a multi-employer plan as defined in Section 3(37) of ERISA to which the Employer contributes, or 2) covered by a collectively bargained unit which has not bargained for the Plan for such Employee.  In addition, notwithstanding any provision of the Plan to the contrary, an Employee of an Employer shall not be an Eligible Employee if the Employee is classified as a student, intern or temporary employee as defined by the payroll practices of the Employer, except that Davis-Bacon Employees described in Paragraph G-4 of Supplement G to the Plan who are temporary employees will become Eligible Employees upon the completion of one Hour of Service, and a student, intern, or temporary employee as defined by the payroll practices of the Employer who has completed more than 1,000 hours of service within a twelve-month period ending on or before December 31, 2010 shall be an Eligible Employee.

Explanation:  This amendment excludes temporary, student, and intern employees from eligibility for participation in the Plan regardless of hours of service worked, except for Davis-Bacon employees who will continue to be included for purposes of prevailing wage rules.

2.	Effective as of January 1, 2007, by replacing subsection (c) of Section 2.2 Termination of Participation of the Plan as follows:

A Participant who ceases to be an Eligible Employee (other than by termination of employment), or discontinues savings contributions under Section 3.1, or enters the military service of the United States, shall also be an inactive Participant with respect to the Deferred Savings Feature of the Plan; provided, however that, notwithstanding any provision of the Plan to the contrary, (i) contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code and the Heroes Earnings Assistance and Relief Tax Act of 2008, (ii) in the case of a Participant who dies while performing qualified military service (as defined in Section 414(u) of the Code) on or after January 1, 2007, the survivors of the Participant are entitled to any benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed and then terminated employment on account of death.  Any interest of an inactive Participant in the Plan may be allowed to remain in the Trust Fund, subject to payment as provided in Section IV hereof.  Inactive Participants may apply for a hardship withdrawal in accordance with Section 4.5(a) of the Plan but shall not be eligible for Loans under Section 4.8 of the Plan.

Explanation:  This change reflects compliance with the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”).

3.	Effective January 1, 2011, by replacing Section 2.3 Reemployment of the Plan as follows:

An Eligible Employee or Participant who terminates employment with the Employer and who is subsequently reemployed as an Eligible Employee shall become a Participant on the date of his or her reemployment, provided such Eligible Employee complies with an enrollment procedures established by the Committee.  Notwithstanding any provision of the Plan to the contrary, an individual rehired after January 1, 2011 as a student, intern or temporary employee as defined by the payroll practices of the Employer will not be an Eligible Employee and will not become a Participant in the Plan, except that Davis-Bacon Employees described in Paragraph G-4 of Supplement G to the Plan who are temporary employees will become Eligible Employees upon the completion of one Hour of Service.

Explanation:  This amendment clarifies that if an individual who was previously a Participant in the Plan is terminated and then rehired as a temporary, student, or intern employee, the individual is not eligible to participate in the Plan except for Davis-Bacon employees for purposes of prevailing wage rules.

4.
Effective as of January 1, 2009, by adding the phrase “ and any differential wage payment (as defined in Section 3401(h) of the Code),” after the phrase “on or after January 1, 2008” where the latter appears in the third paragraph of Section 3.7 Contribution Limitation of the Plan.

Explanation:  This change adds differential wage payments in the definition of compensation for purposes of applying the Code, as required by the HEART Act.

5.	Effective as of January 1, 2007, by adding a new sentence to the end of Section 4.2(a) of the Plan as follows:

In the case of a Profit Sharing Feature or Retirement Contribution Feature requiring a number of years of service for the Participant to be fully vested in his or her Profit Sharing/Retirement Contribution Account, a Participant who dies while performing qualified military service (as defined in Section 414(u) of the Code) will receive service credit for vesting purposes for the period of qualified military service.

Explanation:  This change adds the period of qualified military service for vesting purposes for Participants who die while performing qualified military service, as required by the HEART Act.

6.	Effective as of January 1, 2007, by replacing subsection (c) of Section 5.2 Investment of the Plan as follows:

Moreover, for any period in which the Plan is an “applicable defined contribution plan” as defined in Section 401(a)(35) of the Code by virtue of the Plan holding applicable publicly traded employer securities, the Company shall permit Participants, beneficiaries, and alternate payees to direct the investment of their accounts under rules and procedures that comply with Section 401(a)(35) of the Code and applicable Treasury Regulations thereunder.

Explanation:  This change adds language required by the Internal Revenue Service under Section 401(a)(35) of the Code.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this instrument of Amendment to be duly executed by a member of the Employee Benefits Committee on this 29th day of December, 2010.

MDU RESOURCES GROUP, INC.
EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Doran N. Schwartz
Doran N. Schwartz, Chairman